Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services – Statements and Reports", "General Information – Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated  August 25, 2016 relating to the financial statements of AB Performance Fee Series - Emerging Markets Growth Portfolio (formerly, AB Emerging Markets Growth Portfolio), one of the portfolios constituting AB Cap Fund, Inc., for the year ended June 30, 2016, which is incorporated by reference in this Post-Effective Amendment No. 230 to the Registration Statement (Form N-1A No. 2-29901) of AB Cap Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York
March 9, 2017